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                                                                    EXHIBIT 99.1






MARCH 16, 2001    COMPANY PRESS RELEASE    SOURCE: FLOWERS INDUSTRIES (NYSE:FLO)


FLOWERS INDUSTRIES, INC. COMMENCES TENDER OFFER

FOR THE FLOWERS INDUSTRIES, INC. 7.15% DEBENTURES DUE 2028

THOMASVILLE, GA--Flowers Industries, Inc. (NYSE:FLO) announced today the commencement of a cash tender offer for any or all of its $200 million in outstanding aggregate principal amount of 7.15% Debentures due 2028 (CUSIP No. 343496AB1) ( the "Debentures").

      The purchase price to be paid for each $1,000 in principal amount of Debentures tendered will be based on a fixed spread of 220 basis points over the yield to maturity of the 6 1/4% U. S. Treasury Bond due May 15, 2030, at 12:00 p.m., New York City time, on the second business day prior to the expiration date, subject to a maximum price of $935 and a minimum price of $915 per $1,000, plus accrued and unpaid interest on the Debentures to the date of payment.

      The tender offer will expire at 10:00 a.m., New York City time, on March 26, 2001, unless the offer is extended by the Company (the "Expiration Date"). The offer is conditioned upon (i) there being validly tendered and not properly withdrawn not less than $120,000,000 in aggregate principal amount of the outstanding Debentures, (ii) the consummation of the Company's previously announced spin-off of its wholly owned subsidiary, Flowers Foods, Inc., which is presently expected to occur on March 26, 2001, and (iii) there not having occurred on or after the commencement of the offer, and being in existence on the Expiration Date, any order, stay, decree, judgment or injunction that prohibits the consummation of the offer.

      Tendered Debentures may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the date that is one business day following the public announcement (by press release) that Debentures representing $120,000,000 in aggregate principal amount of Debentures have been tendered. Thereafter, Debentures that have been tendered may only be withdrawn if all validly tendered Debentures have not been accepted for payment by 5:00 p.m., New York City time, on the Expiration Date or if an event of default has occurred and is continuing under the Indenture governing the Debentures.


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      The Company has entered into an agreement with holders of Debentures, representing approximately $133,750,000 in principal amount of Debentures, pursuant to which those holders have agreed to tender their Debentures by March 22, 2001.

         For additional information regarding the pricing, tender and delivery procedures and conditions of the offer, reference is made to the Offer to Purchase and related Letter of Transmittal documents dated March 16, 2001, copies of which can be obtained from Morrow & Co. Inc., the Information Agent for the offer. Requests for assistance or additional sets of the offering materials may be directed to Morrow & Co. Inc. at (800) 654-2468 (banks and brokerage firms) or (800) 607-0088 (holders). Morgan Stanley Dean Witter is the Dealer Manager for the tender offer. Information concerning the current yield on the Debentures can be obtained by contacting Morgan Stanley Dean Witter at (800) 624-1808.

         This announcement is not an offer to purchase or a solicitation of an offer with respect to the Debentures. The tender offer is being made solely by the Offer to Purchase dated March 16, 2001.

         Flowers Industries (NYSE: FLO), headquartered in Thomasville, GA., is a national branded baked foods company which produces and markets a full line of fresh and frozen packaged baked foods for retail, foodservice, in-store bakery, institutional and vend providers. These products are sold under such well-known brands as Mrs. Smith's, Nature's Own, and Cobblestone Mill. Flowers Industries also currently holds a majority interest in Keebler Foods.



Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), the availability of capital on acceptable terms, actions of competitors and customers, the extent to which the company is able to develop new products and markets for its products and such other factors as are described in the company's filings with the Securities and Exchange Commission.

Company Contacts: Marta Jones Turner, Vice President of Communications and Investor Relations, (912) 227-2348; Mary Krier, Director of Communications,
(912) 227-2333


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